Exhibit 10.42


March 25, 1998


Mr. David Bullis
16020 SW Cormorant Drive
Beaverton, OR  97007

Dear Dave:

We would like to offer you the position of CEO/President for Data I/O Corporation. We would like you to start on or before May 1, 1998, prior to the date of our Annual Meeting (May 13, 1998).

The total cash compensation for this position is comprised of two major elements, an annual base salary of $250,000 plus participation in a 1998 bonus for you at 40% of your base salary ($100,000). As agreed, this bonus will cover the period from 5/1/98 to 4/30/99. The elements of this incentive plan for you for 1998 are defined below:

o 30% of the bonus will be based on the release and customer shipment (Data I/O's Quality Gate 6) for 3 key products at 10% each - PM 870 (Coyote), PM 970 (Piranha), DataSite Single Site.

o 30% of the bonus will be based on achieving the revenue plan for 1998.

o 20% of the bonus will be based on meeting agreed upon customer satisfaction goals.

o 20% of the bonus will be based on successful completion of a Strategic Marketing Plan that is approved by the Board of Directors.

For your bonus, more specific goals and metrics for the elements specified above will be defined between you and the Board of Directors within 60 days of your start date. If mutually agreed, we may decide to re-set your bonus for 1999 and thereafter to a calendar year basis to be coincidental to other company bonus plans. We can determine if this would be desirable after your start date.

An award of 3% of the outstanding shares (214,000) of non qualified options will be granted to you. These options have a four year vesting period and are priced at the average Fair Market Value of our stock on the effective date of your written acceptance of our offer. We will put you on Data I/O's payroll immediately after your written acceptance of our offer on a part-time basis at an hourly rate of $120.19.

In addition, there would be accelerated vesting if there is a change in control as follows:

o   50% of your options would vest if there is a change in control;
o 25% more of your options would vest if there is a change in control with an acquisition price of $10 per share;
o 25% more of your options would vest if there is a change in control with an acquisition price of $15 per share.

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Our normal policy is to annually vest options, however, the compensation committee of the Board of Directors has decided to quarterly vest the 214,000 options granted to you.

The Board of Directors has authorized the reimbursement of up to $100,000 in direct relocation expenses. This includes, but is not limited to, real estate fees for selling both Portland residences, closing costs at origin and destination, movement of household goods, temporary storage and delivery of household goods, house hunting expenses, temporary living and commuting expenses until primary residence is sold. Data I/O will gross up to cover all tax consequences of the relocation package. The board is flexible on the maximum amount should additional resources be required for the relocation.

You will be eligible for all company benefit programs as outlined in the Team Member Handbook. Your medical, dental, vision, and life insurance benefits are effective on your first day of employment. You will have 30 days after you begin work to choose the type of coverage you desire. You are eligible to participate in our 401(k) plan after three months of employment. This plan provides the opportunity for salary deferrals and a company match.

You made a very favorable impression with the Board of Directors as well as the management team. We will be delighted to have you as the leader of the Data I/O team.

While this offer doe snot express or imply an employment contract between you and Data I/O for any specific period time, we believe that the relationship will be productive and mutually beneficial.

Your employment is conditional upon execution of our Employment Agreement (see attached) and completion of an I-9 Form. Your signature below indicates acceptance of this offer. The terms and conditions outlined above are all of the terms and conditions of this offer. Your signature below indicates acceptance of this offer.

Best regards,


//S//Keith Barnes
Keith Barnes
Board of Directors, Data I/O

cc:  Susan Webber, Data I/O

==================================================================
I agree to the offer as stated above.


Signed //S// David C. Bullis        Date        April 4, 1998

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August 19, 1998

Mr. David Bullis
16020 SW Cormorant Drive
Beaverton, OR 97007

Dear Dave:

            This letter agreement ("Agreement") is to confirm our understanding about certain benefits that Data I/O Corporation (the "Company") has agreed to provide you in connection with your agreement to continue to serve as the Company's President and CEO for a period of six (6) months after the date hereof (the "Minimum Period") or longer.

1. The Company will pay you the full amount of the cash bonus you are entitled to regarding the 1998 calendar year (the "1998 Bonus"), provided that you continue to serve as the Company's President and CEO for at least the Minimum Period (the "Condition"). The 1998 Bonus is $58,333.00 and shall be payable in lump sum during the month of February, 1999 but no later than February 28, 1999.

2. You will be the opportunity to exchange your current options for options with an exercise price based on the closing price of the Company's common stock on The Nasdaq National Market on August 3, 1998 pursuant to the terms of a letter agreement to be entered into between you and the Company concurrently with the execution of this letter agreement in the form of Exhibit A to this letter agreement (the "Repricing Letter")

3. In accordance with the Executive Agreement between you and the Company in the form of Exhibit B to this letter agreement (the "Executive Agreement'), upon the occurrence of a Control Event (as defined in the Executive Agreement) which occurs during your employment by Company, the Company shall pay you a severance payment (the "Change of Control Severance Payment"). The terms and conditions of the Change of Control Severance Payment are set forth in the Executive Agreement.

4. The Company will enter into an option agreement with you relating to your options outstanding under the Company's 1986 Stock Option Plan, as amended and restated (the "Plan") substantially in the form attached to the Repricing Letter. Such option agreement shall provide that upon the occurrence of certain events related to a change of control of the Company as more specifically described in Section 5(n) of the Plan, all options outstanding under the Plan held by you will accelerate in accordance with the terms of Section 5(n) of the Plan, without regard to the six-month holding requirement set forth in Section 5(n) of the Plan.

5. At any time after satisfaction of the Condition, you will have the right to resign for any or no reason upon at least 120 days' prior written notice to the Company (a "Permitted Resignation"). Within 60 days after a Permitted Resignation, the Company will pay you a severance payment in an amount equal to fifty percent (50%) of the sum of (i) your annual base salary as of the effective date of the Permitted Resignation, plus (ii) the cash bonus you would be entitled to receive under any bonus plan that has been approved by the Company's Board of Directors regarding the then current fiscal year; provided, however, that if a Control Event (as defined in the Executive Agreement) occurs which obligates the Company to pay you the Change of Control Severance Payment under the Executive Agreement, then the Company shall not be obligated to pay you any severance payment relating to a Permitted Resignation under this Paragraph 5. If and to the extent the cash bonus described in clause (ii) is dependent upon the Company's achievement of certain performance goals stated in such bonus plan, the Company will assume that the relevant targets set forth in the Company's operating plan for such fiscal year have been met but not exceeded solely in order to calculate the amount of such bonus.

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

6. The Company acknowledges that you will have sole discretion as to whether you will relocate your primary residence to the Seattle area in connection with and during your employment by the Company. If you decide to relocate your permanent residence to the Seattle area in connection with your employment by the Company, the Company will pay for your relocation expenses in accordance with the terms of the offer letter dated March 25, 1998, from the Company to you relating to certain terms of your employment (the "Offer Letter"). If, instead, you do not move your principal residence to the Seattle area and decide to lease a temporary residence in the Seattle area in connection with and during your employment by the Company (a "Temporary Lease"), then in the event of a Permitted Resignation which occurs prior to expiration of the term of the Temporary Lease, the Company agrees to be responsible for any future rent payments under the Temporary Lease for the remaining term thereof; provided, however, that (i) you have vacated the premises being leased under the Temporary Lease and (ii) in no event shall the Company's obligations under this Paragraph 6 exceed eight (8) months' rent under the Temporary Lease.

7. The Company will withhold all applicable federal, state, local and foreign withholding taxes from all payments and benefits to be provided to you hereunder.

8. Notwithstanding any provision of this letter agreement to the contrary, if, in the good faith judgment of the Company, any payment, benefit or right payable or accruing to you under this letter agreement, the Plan, Executive Agreement, Repricing Letter, the Company's option plans or any other benefit plan of the Company (collectively, the "Severance Payments") would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), then the total amount of payments under this letter agreement and, if necessary, under the Plan, Executive Agreement, Repricing Letter, the Company's option plans or any other benefit plan shall be reduced so that the total of all Severance Payments is not greater than 2.99 times your "base amount" as defined in Code Section 280G(b)(3).

9. Nothing contained in this letter agreement shall be construed as giving you the right to employment by the Company. Notwithstanding any provision of this letter agreement to the contrary, the Company shall have the right to terminate your employment for any or no reason, whether during or after the Minimum Period. No term of any employment agreement between you and the Company shall be construed to conflict with, lessen or expand the obligations of the parties under this letter agreement.

10. Your rights under this letter agreement are personal to you and are not assignable. The Company may assign its rights under this letter agreement in connection with any merger or consolidation of the Company or any sale of all or any portion of the Company's assets (including, without limitation, any division or product line), provided that any such successor or assignee expressly assumes in writing the Company's obligations under this letter agreement.

11. This letter agreement, together with the Offer Letter, Repricing Letter and Executive Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior agreements, conversations and understandings of the parties with respect to such subject matter. In the event of a conflict between any provision of this letter agreement and the Offer Letter, the provisions of this letter agreement shall control. In the event of a conflict between any provision of this letter agreement and the Executive Agreement and/or Repricing Letter, the provisions of the Executive Agreement and/or Repricing Letter, as the case may be, shall control.

12. This letter agreement shall be governed by and construed in accordance with the local laws of the State of Washington, without regard to its conflict of laws principles, and may be executed in one or more counterparts, all of which shall be deemed one agreement. This letter agreement may not be modified except in a writing signed by the parties.

         If the terms of this letter agreement are acceptable to you, please indicate your acceptance by signing in the space provided below and returning it to the Company by August 26, 1998.


                                         DATA I/O CORPORATION


                                         By:     //S// Frances M. Conley
                                         Its:    Chairman of the Board
Accepted and agreed:


//S//David C. Bullis
David Bullis

                                    Page 175
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                              DATA I/O CORPORATION
                             10525 Willows Road N.E.
                                Redmond, WA 98052

                                  CONFIDENTIAL


August 19, 1998

Mr. David Bullis
16020 SW Cormorant Drive
Beaverton, OR 97007

Dear Dave,

You are a key member of the Data I/O Team. Your worth to the Company has been recognized by the Company granting you stock options reflecting your contribution to the success of the Company. The Board of Directors, in recognition of the worth of key Team members, and with the desire to motivate and retain you, has authorized the grant to you of a new option with an exercise price of $3-11/32 (the "New Option Price") which is offered in exchange for your outstanding options with an exercise price greater than the New Option Price ("Old Options").

The new lower-price option would entitle you to purchase the same number of shares covered by your Old Options. The other terms of the new option, such as the vesting schedule and expiration date, are identical to those of your Old Options except that the new option and the currently vested portions will not be exercisable until February 19, 1999. You are under no obligation to surrender your Old Options for the new one. If you do not wish to take advantage of this offer, your stock options will retain the vesting and pricing they had prior to this offer.

In order to take advantage of this offer, please sign below and return this letter by August 26, 1998 to Human Resources. By your signature and the Company's signature below, you and the Company agree that your Old Options are canceled and your new replacement option is granted under and governed by the terms and conditions of the Company's Stock Option Plan, as amended and the Option Agreement, the latter of which is attached hereto and made a part of this document. Also, please return to Human Resources all copies of the option agreements that are being exchanged and canceled.

I want to personally thank you for your continuing contribution to the Company. I am pleased to be able to be in a position to extend this substitution offer for your stock options, adjusting them down to a current market price.

Data I/O Corporation                            Agreed to and accepted by:

//S// Frances M. Conley                           //S// David C. Bullis
---------------------------------               --------------------------------
Name:  Frances M. Conley                                David Bullis
Title: Chairman of the Board

                               EXECUTIVE AGREEMENT
                                       FOR
                              DATA I/O CORPORATION


            This Agreement is entered into this 19th day of August, 1998, by and between DATA I/O CORPORATION ("the Company") and DAVID BULLIS ("Executive"). Executive is an at-will employee of the Company. The parties wish to provide Executive with severance benefits upon a change in control in the Company.

            NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereby agree as follows:

            1. Change of Control.

                        (a) Upon the occurrence of a Control Event (as defined below) which occurs during Executive's employment by the Company as its Chief Executive Officer, regardless of whether the Company terminates Executive's employment, the Company shall pay to Executive the Severance Payment (as hereinafter defined) in immediately available funds. The Severance Payment shall be equal to the sum of (i) Executive's annual base salary as of the date of the occurrence of the Control Event, plus (ii) the cash bonus that Executive is entitled to receive under any bonus plan that has been approved by the Company's Board of Directors regarding the current fiscal year of the Company during which Executive was employed by the Company in his current position. If and to the extent the cash bonus described in clause (ii) is dependent upon the Company's achievement of certain performance goals stated in such bonus plan, the Company will assume that the relevant targets set forth in the Company's operating plan for such fiscal year have been met but not exceeded solely in order to calculate the amount of such bonus. The Severance Payment is due on the twentieth (20) business day following the date of occurrence of the Control Event.

                        (b) Each of the following shall constitute a "Control Event":

                                    (1) the acquisition of Common Stock
of the Company (the "Common Stock") by any "Person" (as such term is defined in Section 1.21 of the Rights Agreement dated as of April 4, 1998 between the Company and ChaseMellon Shareholder Services, L.L.C., as amended (the "Rights Plan"), together with all Affiliates and Associates (as such terms are defined in Section 1.5 of the Rights Plan) of such Person, such that such Person becomes, after the date of this Agreement, the Beneficial Owner (as defined in the Rights Plan) of a majority of the shares of Common Stock then outstanding, but shall not include the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan; or

                                    (2) the approval by the Company's
shareholders (or, if later, approval by the shareholders of any Person) of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than fifty percent (50%) of the outstanding shares of Common Stock into securities of any Person, or cash, or property, or a combination of any of the foregoing; or

                                    (3) The approval by the Company's
shareholders (or, if later, approval by the shareholders of any Person) of any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

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

                        (a) Notwithstanding any other provision of this Agreement to the contrary, in the event that any severance or other payment, benefit or right payable or accruing to Executive hereunder or under the Company's Amended and Restated 1986 Stock Option Plan ("Option Plan") would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), then the total amount of severance and other payments or benefits payable to Executive hereunder, under the letter agreement concurrently being entered into by Executive and the Company regarding certain benefits that the Company will provide to Executive in connection with Executive's continued employment as President and Chief Executive Officer (the "Master Letter Agreement"), under the letter to Executive from the Company relating to the repricing certain stock options of Executive, under the Option Plan and under any other benefit plan of the Company which is deemed to constitute a "parachute payment" shall not exceed and shall, if necessary, be reduced to an amount (the "Revised Severance Payment") equal to
2.99 times Executive's "base amount" as defined in Code Section 28G(b)(3). In the event of a disagreement between the Company and Executive as to whether the provisions of Code section 280G are applicable or the amount of the Revised Severance Payment, such determination shall be made by the Company's independent public accountants or, if such firm is unable or unwilling to render such a determination, then by a law firm mutually acceptable to Executive and the Company. All costs relating to such determination shall be borne by the Company. The Company and the Executive shall cooperate in good faith to make the determination required by this Subsection 1(c) by mutual agreement not later than the later of: (i) the fifth day preceding the date that the Severance Payment is or would be due or (ii) the earlier of (x) the tenth day following the expiration of any period of accelerated vesting of options to purchase the Company's Common Stock provided by Section 5(n) of the Option Plan or (y) the tenth day following the date of exercise by Executive of his or her last remaining option which was exercisable solely due to the application of Section 5(n) of the Option Plan. Pending the final calculation of the Severance Payment or Revised Severance Payment, the Company shall pay the amounts described under subsection (b) above at the time and in the manner provided herein; provided that, pending such determination, such payments shall be reduced by such amounts as the Company estimates in good faith to be necessary to satisfy its tax (including excise tax) withholding obligations and effect the reduction in the amount of the Severance Payment, as contemplated by this Subsection 1(c). The aggregate amount of any compensation actually paid or provided to Executive under the terms of this Agreement and in excess of the Revised Severance Payment shall be deemed, to the extent of such excess, a loan to Executive payable upon demand and bearing interest at the rate of 8% per annum.

            2. Term of Agreement.

                        The Company's obligations under Section 1 of this Agreement shall expire with respect to Control Events occurring on or after the third anniversary of the date of this Agreement unless the term hereof is extended by the Board of Directors of the Company by a majority vote of those members of the Board who are not parties to this or a similar agreement.

            3. At Will Employment. Unless and to the extent otherwise agreed by the Company and Executive in a separate written employment agreement, Executive's employment shall be "at will", with either party permitted to terminate the employment at any time, with or without cause. No term of any employment agreement between the Company and Executive shall be construed to conflict with, lessen or expand the obligations of the parties under this Agreement.

            4. Notices. All notices and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party may subsequently specify by written notice and shall be deemed to have been received (i) upon delivery in person, (ii) five days after mailing it by U.S. certified or registered mail, return receipt requested and postage prepaid, or (iii) two days after depositing it with a commercial overnight carrier which provides written verification of delivery:

            To the Company:                     10525 Willows Road, N.E.
                                                Redmond, Washington  98052
                                                Attention: President

            To Executive:                       16020 SW Cormorant Drive
                                                Beaverton, OR 97007

            5. Withholding. Except as described in subsection 1(c) of this Agreement, all payments due to and all benefits to be provided to Executive hereunder shall be subject to reduction for any applicable withholding taxes, including excise taxes.

            6. Assignment. Executive's rights and duties hereunder are personal to Executive and are not assignable to others, but Executive's obligations hereunder will bind his/her heirs, successors, and assigns. The Company may assign its rights under this Agreement in connection with any merger or consolidation of the Company or any sale of all or any portion of the Company's assets (including, without limitation, any division or product line), provided that any such successor or assignee expressly assumes in writing the Company's obligations hereunder.

            7. No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment made or benefit provided hereunder. The Company may offset any payment due hereunder by the amount of damages to the Company resulting from any breach of this Agreement by Executive.

            8. General. This Agreement and the Master Letter Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, conversations and understandings of the parties with respect to such subject matter. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision. This Agreement shall be governed by the laws of the State of Washington, without regard to its conflicts of law principles. The parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts sitting in King County, Washington for all matters and actions arising under this Agreement. The prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection with such litigation. No term hereof shall be construed to limit or supersede any other right or remedy of the Company under applicable law with respect to the protection of trade secrets or otherwise. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

DATA I/O CORPORATION                                       EXECUTIVE:



By:   //S// Frances M. Conley              Signature:   //S// David C. Bullis
Its:  Chairman of the Board                            David Bullis



                                    Page 179